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For further information:
Rachel Sherrard, ScottishPower, for media 503-797-7567
Leslie Carlson, PacifiCorp, for media 503-813-7282
Angela Hult, PacifiCorp, for investors 503-813-7234


May 25, 1999


               Wyoming Consumer Advocate Staff Recommends Approval
               ---------------------------------------------------
                       of ScottishPower-PacifiCorp Merger
                       ----------------------------------

     PORTLAND, Oregon - The Consumer Advocate Staff (CAS) of the Wyoming Public Service Commission recommends that the Commission approve ScottishPower and PacifiCorp's proposed merger. Following extensive discussion and collaboration with the CAS, ScottishPower and PacifiCorp have agreed terms and conditions in addition to the companies' submitted testimony.

     In their testimony, CAS commented, "We are pleased that PacifiCorp, ScottishPower and CAS were able to reach an agreement on these conditions, thus avoiding the need for the Commission to impose on the companies conditions to which they object."

     Additionally, CAS noted that they consider ScottishPower's industry experience and track record in improving efficiencies in their own business and in the businesses that they have acquired to be a distinct asset and benefit for the proposed merger.

     The conditions as agreed to by ScottishPower, PacifiCorp and the CAS range from reporting requirements to working with the staff and Commission relative to ongoing activities.

     Alan Richardson, CEO designate of PacifiCorp, said, "Gaining staff approval in Wyoming is very gratifying to us as we worked hard with them to resolve their outstanding issues. This is a significant step forward for us as it sets the tone for equally productive collaboration with staff in other states."